Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

GLOBALOPTIONS GROUP, INC.

And

OMEGA INSURANCE SERVICES, INC. d/b/a

FIRST ADVANTAGE INVESTIGATIVE SERVICES, a wholly owned subsidiary of

FIRST ADVANTAGE CORPORATION

As of April 21, 2008

ASSET PURCHASE AGREEMENT

           THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of April 21, 2008, by and among GLOBALOPTIONS GROUP, INC., a Delaware corporation (“Buyer”), Omega Insurance Services, Inc., a Florida corporation (“Seller”), and First Advantage Corporation, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, The Parent owns one hundred percent of the outstanding stock of the Seller, and the Parent is desirous of permitting the Seller to sell its Assets (as defined below) to the Buyer.

WHEREAS, the Seller owns and operates a business under the name of First Advantage Investigative Services, and the Parent and Seller desire to sell the Seller’s Assets to the Buyer on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets of the Seller for the consideration and on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Parent and Buyer desire to enter into a business alliance agreement wherein Parent will utilize the services of the Buyer in the future.

AGREEMENT

The parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
SALE AND TRANSFER OF ASSETS; CLOSING

Section 1.1         Assets to Be Sold.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.6 below), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any charge, claim, equitable interest, lien, option, pledge, security interest, mortgage, encroachment, or restriction of any kind (an “Encumbrance”), other than any Encumbrance identified on Annex A as reasonably acceptable to Buyer (a “Permitted Encumbrance”), all of Seller’s  right, title and interest in and to the following assets related to the business of investigation and surveillance business (the “Business”), (collectively, the “Purchased Assets”) (but excluding the Excluded Assets):

(a)           all personal property and other tangible assets (other than inventory) of every kind owned or leased by the Seller’s (the “Tangible Personal Property”) as identified in Schedule 2.7(a);

(b)           any oral or written contracts or agreement (i) under which Seller has or may acquire any rights or benefits, (ii) under which Seller has or may become subject to any obligation or liability, or (iii) by which Seller or any of the Assets is or may become bound (any such contract or agreement, a “Seller Contract”), that are listed on Schedule 2.14 and which are assignable (the “Assumed Contracts”);

(c)           all Governmental Authorizations (as defined in Section 2.11(b)) and all pending applications therefore or renewals thereof, in each case to the extent transferable to Buyer;

(d)           all data and records related to the operations of Seller, and copies of all records referenced in Section 1.2(e) below;

(e)           all of the intangible rights and property of Seller, including the Intellectual Property Assets (as defined in Section 2.15) and the Proprietary Assets (as defined in Section 2.15), going concern value, goodwill, domain names, and any previous name or names utilized by the Seller, including Omega Investigative Services but not Seller’s d/b/a name (First Advantage Investigative Services);

(f)           intentionally deleted;

(g)           all claims of the Seller against third parties relating to the Assets;

(h)           all rights of the Seller relating to deposits (excluding prepaid expenses) claims for refunds and rights to offset in respect thereof which are not excluded under Section 1.2(f);

(i)           all accounts receivables, work-in-progress and employee advances; and

(j)           intentionally deleted.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement will not include the assumption of any liability or obligation in respect thereof unless the Buyer expressly assumes such liability or obligation pursuant to Section 1.4(a).

Section 1.2         Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following items (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and will remain the property of Seller after the Closing:

(a)           the minute book,  Division seal, charter, documents, qualifications to conduct business, company arrangements with registered agents, taxpayer and other identification numbers and other documents related to the organization, maintenance and existence of the Seller as a corporation ;

(b)           all cash and cash equivalents;

(c)           records that Seller is required by law to retain in its possession;

(d)           all claims for refund of taxes and other governmental charges of whatever nature;

(e)           all rights in connection with and assets of any Employee Benefit Plans (as defined in Section 2.10 below);

(f)           all rights of Seller in connection with the transactions contemplated hereby;

(g)           all pre-paid expenses, furniture, vehicles, leased office equipment, leased computer hardware and computer software referred to as Riskminder™; and property leases;

(h)           all insurance policies of Seller (including proceeds thereof);

(i)           All of Seller’s rights in any tradenames including “First Advantage”, and “First Advantage Investigative Services”.

(j)           all causes of actions, claims, rights of recovery and set-off of the Seller not related to the Purchased Assets or Business;

(k)           all contracts which are not assumed (the “Excluded Contracts”)

and
(l)           the other assets expressly designated in Schedule 2.7(a), including all private investigator licenses.

Section 1.3         Purchase Price.  Subject to adjustment, the consideration for the Assets (the “Purchase Price”) will be Two Million Dollars ($2,000,000), plus an Earnout (defined below), and the assumption of the Assumed Liabilities as set forth in Section 1.4.

At the Closing or other date specified below, the Purchase Price shall be delivered by Buyer to Seller, as follows:   (A) at Closing, the payment of Two Million Dollars ($2,000,000) (the “Cash Closing Payment”) by wire transfer of immediately available funds to an account specified by Seller and (B) the Earnout payment conditioned upon the revenues of the Seller “Buyer Business” for the twelve months following the Closing Date (the “Earnout”), as follows:

(i)           The Earnout shall be payable ninety (90) days from the first anniversary of the Closing Date provided the revenues of the Buyer Business exceeds, during the one-year period following the Closing Date (the “Earnout Period”), the following:  (x) Ten Million Five Hundred Thousand Dollars ($10,500,000), the Earnout payment shall  be  paid in the amount of Two Hundred Fifty Thousand Dollars ($250,000); (y) Twelve Million Five Hundred Thousand Dollars ($12,500,000), the Earnout payment shall  be  paid in the amount of One Million Dollars ($1,000,000); or (x) Fourteen Million Five Hundred Thousand Dollars ($14,500,000), the Earnout payment shall then be paid in the amount of Two Million Dollars ($2,000,000); and

(ii)           In the event the Buyer Business revenue in the Earnout Period is less than $10,500,000, the Earnout Payment shall be zero.

For the purposes hereof, “Buyer Business” means the Business and the Purchased Assets of Seller acquired by Buyer pursuant hereto and all revenues generated from said Assets including the current active client list (those clients generating income in the last twelve months) as shown on Schedule 1.3 prior to the Closing date and any revenue generated for the Buyer Business by the Alliance Agreement (as set forth in Section 4.1), below for the twelve month period subsequent to the Closing Date. Buyer and Seller agree that during the Earnout Period, the Business operations will not be sold, transferred or otherwise disposed of without (i) consulting with Seller prior to agreeing to such sale or transfer, provided however, the Seller acknowledge that the Buyer Business shall be moved from its present location to the Buyer’s Orlando facility; (ii) paying any Earnout amount that is then due Seller and (iii) negotiating in good faith with Seller to determine any Earnout amount that may come due at the end of the Earnout Period.

For the purposes hereof, “Revenue” means Revenue for the Earnout Period and shall refer to total gross sales made by the Business containing all or substantially all of the Purchases Assets, as if it were a separate business unit, even if the Buyer elects to merge or consolidate such unit with its other operations (hereafter such business operations shall be referred to as the "Business Operations").  Revenue shall be determined in accordance with U.S. generally accepted accounting principles, consistently applied throughout the periods involved (“GAAP”). The parties acknowledge and agree that any Earnout payments shall be deemed to be part of the Purchase Price.

If a dispute arises regarding the Earnout amount for any period, the parties agree to use reasonable efforts to attempt to reach a mutually acceptable resolution of the dispute within thirty (30) days of Seller’s written notice to the Buyer of such dispute.  Thereafter, if Seller desires with respect to the Earnout amount for any period, within ninety (90) days of notice from Buyer of such Earnout amount, Seller may commence an audit of Buyers Business (an “Earnout Audit”).  Such Earnout Audit will be conducted by a nationally recognized accounting firm selected by Seller that is reasonably satisfactory to Buyer (the “Earnout Auditor”), which Earnout Auditor may consider any relevant materials and information during its audit.  Buyer shall cooperate with the Earnout Auditor in its performance of the Earnout Audit.  Seller will bear the costs and expenses of the Earnout Auditor if and to the extent the Earnout Auditor determines that Buyer either correctly calculated the Earnout amount or Buyer calculated the Earnout amount to within seven and one half percent (7.5%) of the correct amount for the relevant year of the Earnout Period.  However, Buyer will pay the Earnout Auditor (or reimburse Seller), in addition to any shortfall due from its miscalculation of the Earnout amount, for any and all costs and expenses of the Earnout Auditor, if the Earnout Auditor determines that the correct Earnout amount exceeded Buyer’s determination of the Earnout amount for any period by more than seven and one half percent (7.5%).  The Earnout Auditor’s determination with respect to amounts of Earnout payable will be final and binding on the parties in all respects.

Section 1.4          Assumed Liabilities; Excluded Liabilities.

(a)           At the Closing, Buyer shall assume and be obligated to discharge only the following enumerated liabilities and obligations of Seller (the “Assumed Liabilities”):

(i)           any trade account payable or accrued expenses in connection with any contract or agreement that is a Purchased Asset or other certain trade payables that are incurred by Seller in the Ordinary Course of Business at the Closing Date, in each case which remains unpaid as of the Closing, providing such account payables or accrued expenses are described and aged in Schedule 1.4(a)(i); and

(ii)           any liability and obligations arising after the Closing under any Assumed Contract included in the Assets (other than any liability arising out of or relating to a breach which occurred prior to the Closing);

(iii)           all accounts payable incurred after the Closing; and

(iv)           all other liabilities and obligations directly related to the Purchased Assets reflected on the Seller’s balance sheet, including all non-current liabilities, and all other liabilities incurred in the Business since the date of the balance sheet in the ordinary course of business that are listed on Schedule 1.4(iv);

(iv)           all obligations related to the ownership or operation of the Purchased Assets on and after the Closing; and

(v)           all obligations related to accrued PTO (defined below) for Employees offered employment by Buyer.

(b)           At Closing, Buyer shall not assume the following enumerated liabilities and obligations of Seller (the  “Retained Liabilities”):

(i)           all liabilities and obligations of Seller under this Agreement;

(ii)           all liabilities and obligations of Seller for expenses and fees incident to or arising out of the preparation of this Agreement;

(iii)           all liabilities and obligations related to the Excluded Assets;

(iv)           all liabilities and obligations of the Seller under any Assumed Contract arising out of services of Seller but only to the extent performed prior to the Closing;

(v)           all liabilities and obligations under the Excluded Contracts;

(vi)           all liabilities and obligations for taxes related to the operation of the Business prior to the Closing;

(vii)           all liabilities relating to any Seller employees that accrued or should have been accrued prior to the Closing Date, including but not limited too: commissions, bonuses, 401K payments or matching payments, salaries, education payments, and reimbursement of business expenses, but excluding accrued Paid Time Off (“PTO”) for those employees hired by the Buyer; and

(viii)           any and all liabilities relating to the threatened employee litigation in  California  relating to retaliatory discharge as listed on Schedule 2.12.

 Section 1.5         Allocation.  The Purchase Price will be allocated, based upon current accounting rules, as set forth in Exhibit 1.5. After the Closing, the parties shall make consistent use of the allocation specified in Exhibit 1.5 for all tax purposes and in any tax returns filed with the Internal Revenue Service in respect thereof, including IRS Form 8594.

 Section 1.6         Closing.  The consummation of the purchase and sale provided for in this Agreement (the “Closing”) will take place at Buyer’s offices at New York City, at 10:00 a.m. (local time) on a date mutually agreed to by the parties but not later than May 11, 2008, (the “Closing Date”). The effective date of the agreement shall be 12:01 am, April 21, 2008. Delivery of documents at the Closing may be accomplished by facsimile and/or PDF electronic files, to be followed by delivery of originals by overnight courier, of national reputation, the day after Closing. At the Closing, Seller shall transfer any all collections of cash from the Closing Date to the Buyer.

 Section 1.7          Closing Obligations.

 (a)           At the Closing, Seller shall deliver to Buyer:

 (i)           a bill of sale for all of the Assets in the form attached hereto as Exhibit 1.7(a)(i) (the “Bill of Sale”), executed by Seller;

 (ii)           an assignment of all of the Assets which are intangible personal property in the form of Exhibit 1.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), executed by Seller;

 (iii)           with respect  to the real property, located at 100 Carillon Parkway, St. Petersburg, Florida 33716, leased by Parent the permission to use the current space, consistent with current use, on the third floor in the approximate square footage of 7,802 for up to four months at no cost to the Buyer ; provided, however, the Buyer will make every reasonable effort to vacate the assigned lease within three months and such space may be reduced at Seller’s reasonable discretion based on a reduction of Employees following the Closing;

 (iv)           copies of any other consent (excluding consents relating to the Non-Material Contracts (as defined in Section 1.8 below) required to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby as disclosed on Schedule 2.2(c);

 (v)           a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, certifying and attaching all requisite resolutions or actions of Seller’s Board of Directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency of the officers of Seller executing this Agreement ;

 (vii)           intentionally deleted;

 (viii)          certificates as to the good standing of Seller name, executed by the appropriate officials of the jurisdiction of Seller’s incorporation and each jurisdiction in which Seller’s Division is licensed or qualified to do business as a foreign entity as specified in Schedule 2.1

 (ix)           such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its counsel and executed by Seller for the purpose of facilitating the consummation or performance of the transactions contemplated hereby;

 (x)           such cash collections  received after the effective date, April 21, 2008;

 (xi)           intentionally deleted.

 (xii)           executed Employment Agreements in a form as set forth in Exhibit 1.7(a)(xii); and

 (xiii)           a Perpetual License Agreement for the use of the Riskminder software in the form of Exhibit . 1.7(a)(xiii).

 (b)           At the Closing, Buyer shall deliver to Seller:

 (iii)           The Cash Closing Payment in accordance with Section 1.3 of this Agreement, by wire transfer to accounts specified in writing by Seller (which wire transfer instructions must be delivered by Seller to Buyer at least one (1) Business Day prior to Closing);

 (ii)           the Assignment and Assumption Agreement, executed by Buyer;

 (iii)           a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the bylaws of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency of the officers of Buyer executing this Agreement and any other document relating to the transactions contemplated hereby;

 (iv)           intentionally deleted;

 (v)           a consent of approval by the Buyer’ Board of Directors for the Buyer to enter into this Agreement; and

 (vi)           executed Employment Agreements in the form of Exhibit 1.7(a)(xii).

 (vii)           executed Perpetual License Agreement for the use of the Riskminder software in the form of Exhibit . 1.7(a)(xiii).

 Section 1.8         Consents.  Buyer  may waive the requirement that Seller obtain consents to assignment with respect to any and all of the Seller’s  Contracts disclosed on Schedule 2.2(c) (the contracts with respect to which Buyer grants such waiver, the “Non-Material Contracts”), in which case any such Non-Material Contracts will be identified as such on Schedule 2.2(c).  Seller and Buyer agree to use commercially reasonable efforts prior to the Closing to obtain any consents to assignment of the Seller or applicable Seller Contracts that Buyer deems to be necessary or desirable.   Notwithstanding anything to the contrary in this Agreement, if any consents to assignment relating to the Non-Material Contracts have not been obtained at or prior to the Closing, this Agreement will not constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach of the Non-Material Contract or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall take commercially reasonable steps after the Closing to obtain the consent of such other party to the Non-Material Contract to the assignment of such Non-Material Contract to the Buyer.  If such consent is not obtained, Seller shall cooperate with the Buyer to the extent legally permissible and feasible in any reasonable arrangement designed to provide for Buyer the benefits of any Non-Material Contract, including, without limitation, the enforcement, for the account and benefit of the Buyer, of any and all rights of Seller against any other person with respect to a Non-Material Contract.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Parent jointly and severally represent and warrant to Buyer as to Sections 2.1, 2.2, 2.4, 2.12, 2.17, 2.19, and 2.22. Seller represents and warrants to all other provisions as follows:

 Section 2.1           Organization and Good Standing.

 (a)           Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida with full corporate power and authority to conduct its business and the Seller’s business as it is now being conducted, to own or use its properties and assets, and to perform all its obligations under its contracts.  The Seller is duly qualified to do business as a foreign business and is in good standing under the laws of each state or other jurisdiction set forth in Schedule 2.1.

 (b)           Complete and accurate copies of the articles of incorporation and bylaws of Seller (collectively, the “Governing Documents”), as currently in effect, have been delivered to Buyer.

 (c)           The Seller does not own and has not entered into any agreement or contract to acquire, any equity securities or other securities of any person or any direct or indirect equity ownership interest in any other business.

 Section 2.2           Authority; No Conflict.  Subject to confirmation

 (a)           This Agreement constitutes the legal, valid, and binding obligation of Seller.  Upon the execution and delivery by Seller of each of the documents and instruments to be executed and delivered by Seller at Closing pursuant to Section 1.7(a) (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with their respective terms. Seller has the right, power, authority, and capacity to execute and deliver this Agreement and Seller’s Closing Documents and to perform its obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller.

 (b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will (with or without notice or lapse of time):  (i) contravene, conflict with, or result in a violation of any provision of any of the Governing Documents of Seller, (ii) contravene, conflict with, or result in a violation of any Legal Requirement (as defined in Section 2.11(a) below) or Order (as defined in Section 2.12(b) below) of any court or governmental authority to which Seller or any of the Assets are subject, or (iii) breach any provision of, give any person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, result in the creation or imposition of any Encumbrance upon any of the Assets under, or cancel, terminate, or modify, any contract to which Seller is a party or by which Seller or the Assets are bound.

 (c)           Except as set forth in Schedule 2.2(c), Seller is not and will not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby (including the assignment of the Seller Contracts hereunder, and such assignment shall be, if necessary, using commercial reasonable time subsequent to the Closing).

 Section 2.3           Intentionally deleted.

 Section 2.4           Financial Statements.  Attached hereto as Schedule 2.4 are the Seller’s  unaudited Balance Sheets and unaudited profit and loss statement for the twelve months ended December 31, 2005, December 31, 2006 and December 31, 2007, unaudited balance sheet as of March 31, 2008, and unaudited profit and loss statement for the 3 months ended March 31, 2008 (the “Financial Statements”).  The Financial Statements fairly present the financial condition and the results of operations of Seller as at the respective dates of and for the periods referred to in such financial statements, except as set forth on Schedule 2.4.  The Financial Statements have been prepared from and are in accordance with the books and records of Seller. Seller or Parent will   cooperate with the Buyer in the event the Buyer requires any documents to support the financial information contained in the Financial Statements.

 Section 2.5           Sufficiency of Assets. To the knowledge of Seller, the Assets (a) constitute all of the assets, tangible and intangible, necessary to conduct the Division’s business in the manner presently operated by Seller, and (b) constitute all of the operating assets of the Division.

 Section 2.6           Intentionally deleted.

 Section 2.7           Personal Property.

 (a)           Except as set forth on Schedule 2.7(a), Seller owns good and transferable title to all of its Assets  free and clear of any Encumbrances other than Permitted Encumbrances.

 (b)           Schedule 2.7(b) sets forth all items of Tangible Personal Property. Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for immediate use in the ordinary course of business.

 Section 2.8            Intentionally deleted.

 Section 2.9           Employees.  Schedule 2.9 sets forth a complete and accurate list, giving name, job title, current compensation paid or payable, and PTO  that is accrued but unused, and services credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan (as defined below) (in each case, to the extent applicable), (a) for each employee of Seller, including each employee on leave of absence or layoff status (the “Employees”), and (b) for any independent contractors who render services on a regular basis to, or are under contract with, Seller.  Seller has not experienced any organized slowdown, work interruption strike, or work stoppage by its employees, and, except as shown on Schedule 2.12, to the knowledge of Seller, there is no strike, labor dispute, or union organization activity pending or threatened that affects Seller’s Employees.  None of the Employees belongs to any union or collective bargaining unit.  Except as set forth on Schedule 2.9, no Employee of Seller is bound by (a) any employment or similar contract or agreement with Seller, or (b) any contract or agreement that purports to limit or restrict the ability of such Employee to (i) perform his duties as an employee of the Seller, or (ii) engage in any conduct, activity, or practice relating to Seller. Buyer shall provide employment to all Employees that are listed on Schedule 2.9 and are actively employed by Seller or one of its affiliates in the Business on the Closing Date, provided however, Buyer shall have an opportunity to review and approve each and every employee included on Schedule 2.9.   All full time Employees will be eligible to apply for enrollment in the health insurance and benefit plans of Buyer and other benefits plans available to Buyer employees in similar positions in accordance with the terms of the then-existing benefit plan documents and shall be subject to Buyer’s employees handbook and its personnel and company policies and procedures as they are in effect from time to time.  All Employees who are employed by Buyer shall be given credit for the service they have with the Seller in assessing entitlement to benefits and PTO but only up to the maximum number of years permitted under policies then in effect for Buyer.  Buyer agrees to waive, any limitation regarding pre-existing conditions under any existing plan that exclusively provides for medical benefits maintained by Buyer and/or any of its affiliates for the benefit of Employees currently covered or eligible to be covered under existing health benefit plans or in which employees of Buyer participate.     Buyer agrees that in the event it terminates the employment of the following four (4) employees prior to its entry into any employment agreements with such employees, it will pay the employees the severance amounts as listed below:

1. James McCoy	21.00 wks	$48,461.79
2. Jeff Dotson	18.00 wks	$36,984.21
3. Bruce Schojan	2.00 wks	$2,500.00
4. Steven Black	4.00 wks	$4,615.38

 Section 2.10           Employee Benefits.  Schedule 2.10 sets forth all plans, programs, or arrangements that Seller has with respect to the Employees and has maintained, sponsored, adopted, or obligated itself under with respect to employees’ benefits, including pension or retirement plans, medical or dental plans, life or long-term disability insurance, bonus or incentive compensation, or stock option or equity participation plans (the “Employee Benefit Plans”). Except as set forth in such Schedule 2.10, or to the extent that any breach of the representations set forth in the previous sentence would not have a material adverse effect on the Business, taken as a whole, Seller has performed all obligations required to be performed under, and has complied with all Legal Requirements in connection with, all such Employee Benefit Plans. Seller acknowledges that Buyer does not assume or shall be liable to any Employee of the Seller for any Employee Benefit Plans that accrued prior to the Closing Date.

 Section 2.11           Compliance With Legal Requirements, Governmental Authorizations.

 (a)           Except as set forth in Schedule 2.11(a), Seller with is, and at all times since September 30, 2003, has been, in compliance in all material respects with any federal, state, or local law, ordinance or regulation (including with respect to environmental, disposal of hazardous substances, or public health or safety) (a “Legal Requirement”), that is or was applicable to the operation of its business or the ownership or use of any of its assets. Except as set forth on Schedule 2.11(b), Seller has not received, at any time since September 30, 2003, any notice or other communication (whether oral or written) from any governmental authority or any other person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement with the exception of the Potential Tax Audit.

 (b)           Schedule 2.11(b) contains a complete and accurate list of each approval, license or permit (the “Governmental Authorizations”) that is held by Seller or that otherwise relates to the Seller’s Assets.  To the knowledge of Seller, the Governmental Authorizations listed in Schedule 2.11(b) collectively constitute all of the approvals, licenses and permits necessary to permit Seller’s Division to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

 Section 2.12            Legal Proceedings, Orders.

 (a)           Except as set forth in Schedule 2.12(a), there are no actions or proceedings pending by or against Seller or that otherwise relate to or may affect the business of, or any of the assets owned or used by, Seller.  To the knowledge of Seller, no such action or proceeding has been threatened, and no event has occurred or circumstance exists that may serve as a basis for the commencement of any such action or proceeding.

 (b)           There are no orders, injunctions, judgments or decrees (an “Order”) outstanding against Seller or that otherwise relate to or may affect the business of, or any of the assets owned or used by, Seller.

 Section 2.13           Intentionally deleted.

 Section 2.14           Contracts; No Defaults.  Schedule 2.14 contains an accurate and complete list of each Seller’s Contract.  Seller has made available to Buyer accurate and complete copies of each written material Seller’s Contract, and has provided Buyer with a true and accurate written description of each oral Seller’s Contract.  To the best of Seller’s knowledge: (i) each Seller’s  Contract is valid and binding and in full force and effect, (ii) Seller and each other person that has or had any obligation or liability under any Seller’s  Contract is in compliance with all material terms and requirements of each Seller’s  Contract, and (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Seller’s  Contract.

 Section 2.15           Intellectual Property.  Schedule 2.15 lists any names, assumed names, registered or unregistered trade names, patents, inventions or discoveries that may be patentable, registered or unregistered trademarks, registered or unregistered service marks, registered or unregistered copyrights, applications for any of the foregoing, computer software, rights in internet web sites and internet domain names owned, used or licensed by Seller (collectively, the “Intellectual Property Assets”).  The documentation relating to (a) such Intellectual Property Assets and (b) any trade secrets, know-how, confidential or proprietary information and customer lists (the items referenced in clause (b), the “Proprietary Assets”) is current, accurate, and sufficient in detail and content to allow its full and proper use.  Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the all of the Intellectual Property Assets and Proprietary Assets, and has the right to use all of the Intellectual Property Assets and Proprietary Assets.  None of the Intellectual Property Assets or Proprietary Assets is subject to any adverse claim or has been challenged or threatened .

 Section 2.16           Relationships with Related Persons.  Schedule 2.16 attached hereto identifies all contracts, commitments and agreements in effect as of the date hereof by and between the Business on the one hand and the Seller on the other hand.

 Section 2.17           No Undisclosed Liabilities. Seller has no material liabilities or obligations except for liabilities or obligations reflected or reserved against in the unaudited balance sheet as of March 31, 2008 (the “Balance Sheet”) and current liabilities incurred in the ordinary course of business of Seller since March 31, 2008.

 Section 2.18           Intentionally deleted.

 Section 2.19           Brokers or Finders.  Neither Seller, Parent nor any of its officers, directors, employees or agents has incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the sale of the Assets or the transactions contemplated hereby.

 Section 2.20           Accounts Receivable. The Seller has not received any notice of any contest, claim, defense, or right of setoff with respect to any Account Receivable of the Business which has arisen after the Closing. Schedule 2.20 contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of each such Account Receivable.

 Section 2.21           Intentionally deleted.

 Section 2.22           Books and Records.  The books of account and other financial records of Seller are complete and correct in all material respects and have been maintained in accordance with sound business practices and in accordance with applicable laws and regulations.

 Section 2.23           Intentionally deleted.

 Section 2.24           Deposits.  Schedule 2.24 sets forth a complete and accurate list of all deposits from customers for services to be performed pursuant to the Seller’s  Contracts after the Closing Date, which have been received by Seller as of the date hereof.

 Section 2.25           Intentionally deleted.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

 Section 3.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use its properties and assets, and to perform all its obligations under its contracts.

 Section 3.2           Authority, No Conflict.

 (a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms.  Upon the execution and delivery by Buyer of each of the documents and instruments to be executed and delivered by Buyer at Closing pursuant to Section 1.7(b) (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms.  Buyer has the absolute right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

 (b)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereby by Buyer will (with or without notice or lapse of time):  (i) contravene, conflict with or result in a violation of any provision of Buyer’s certificate of incorporation or bylaws; (ii) contravene, conflict with or result in a violation of any Legal Requirement or Order of any court or governmental authority to which Buyer or its assets are subject, or (iii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is or may be bound.

 Section 3.3           Consents and Approvals.  Schedule 3.3 sets forth a complete and accurate list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement, all of which consents and approvals either have been obtained or will be obtained prior to the Closing ..

 Section 3.4           Regulatory Approvals.  All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by the Buyer and that are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

 Section 3.5           Brokers or Finders.  Buyer will be responsible for any brokers it has utilized for this transaction, including but not limited to valid claims for payment from such brokers.

 Section 3.6           Legal Proceedings, Orders.

 (a)           Except as set forth in Schedule 3.6(a), there are no actions or proceedings pending by or against Buyer or that otherwise relate to or may materially adversely affect the business of, or any of the assets owned or used by, Buyer.  To the knowledge of Buyer, no such action or proceeding has been threatened, and no event has occurred or circumstance exists that may serve as a basis for the commencement of any such action or proceeding.

 (b)           There are no Orders outstanding against Buyer or that otherwise relate to or may affect the business of, or any of the assets owned or used by, Buyer.

 Section 3.7           Filings. Buyer has filed true and complete copies of all reports, registration statements, proxy statements and other definitive filings with the Securities and Exchange Commission since January 1, 2004 (such reports, registration statements, proxy statements and other definitive filings, as amended, are sometimes  collectively referred to as the "SEC  Filings").  The SEC Filings comply in all material respects with the Securities Act of 1933, as amended and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and did not as of the dates thereof contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

ARTICLE IV.
COVENANTS POST CLOSING

 Section 4.1            Execution of Business Alliance Agreement.  Within ninety (90) days of the Closing, the parties agree to negotiate and enter into a business alliance agreement on terms and conditions mutually agreed to by both Parent and Buyer.

 Section 4.2           No Negotiation.  Until such time as this Agreement is terminated pursuant to Section 9.1, Parent or Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any person (other than Buyer) relating to any business combination transaction involving Seller, the merger or consolidation of Seller, or the sale of the Seller’s Business or any of the Assets (other than in the Ordinary Course of Business).  Seller shall promptly notify Buyer of any such inquiry or proposal.

 Section 4.3           Commercially Reasonable Efforts.  Seller shall use its commercially reasonable effort to cause the conditions in Article VI and Article VII to be satisfied.

 Section 4.4           Payment of Liabilities.  Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Seller’s liabilities and obligations.  Buyer and Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the contemplated transactions.

 Section 4.5           Use of Name.   Buyer shall be permitted to use the fictitious name First Advantage Investigative Services for a period of three months or less; however, Buyer in using such fictitious name must indicate that it is no longer affiliated with Parent and that the Business has been acquired by Buyer   Within three months or less, Buyer shall discontinue the use of the First Advantage Investigative Services and all logos, names, trademarks, service marks, trade names or any derivatives thereof, and remove them from all signs, packaging stock, letterhead, labels, websites, and other materials used or produced by the Buyer.

 Section 4.6           Transition Services. During the Transition Period following the Closing Date (which for avoidance of doubt shall be for up to and including the period of time Buyer utilizes the facility of the Seller  or such shorter period as elected by the Buyer by giving five business days’ prior written notice to the Seller), the Seller shall, and shall cause its affiliates to, provide the Buyer services listed on Schedule 4.6 hereto (“Transition Services”) at the rates set forth on Schedule 4.6.  In connection therewith, the Seller shall deliver to the Buyer, within ten (10) business days of the last day of each month during such period, an invoice containing a description of the Transitions Services provided by the Seller and its affiliates during such period.  Such invoice shall be due and payable immediately upon receipt, and payment shall be made no later thirty (30) days after receipt of such invoice. The parties shall use their commercially reasonable best efforts to cause the transition of the Business to the Buyer to be completed as expeditiously as possible, and in any event by the end of the Transition Period.  In order to facilitate an orderly early transition, the Buyer shall have the right to terminate the provision of any or all transition services prior to the end of the Transition Period upon five (5) days’ prior written notice to Seller.

ARTICLE V
COVENANTS OF BUYER PRIOR TO CLOSING

 Section 5.1           Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall obtain all consents and approvals as identified in Schedule 3.3.  Buyer also shall fully cooperate with Seller in obtaining all consents set forth in Section 2.2(c).

 Section 5.2           Commercially Reasonable Efforts.  Buyer shall use its commercially reasonable efforts to cause the conditions in Article VI and Article VII to be satisfied.

ARTICLE VI
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

 Section 6.1           Accuracy of Representations.  The representations and warranties of Seller in this Agreement shall be accurate in all material respects as of the Closing as if made on the Closing, except for any changes consented to in writing by Buyer.

 Section 6.2           Seller’s Performance.  All of the material covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects, unless waived by Buyer.

 Section 6.3           Consents.  Each of the consents identified in Schedule 3.3 (the “Material Consents”) must have been obtained and must be in full force and effect.

 Section 6.4           Board of Director’s Consent. Buyer’s Board of Directors must have consented and approved the anticipated transaction contemplated under this Agreement.

 Section 6.5           Additional Documents.  Seller must have caused the documents and instruments required by Section 1.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

 (a)           releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

 (b)           certificates dated as of a recent date prior to the Closing as to the good standing of Seller, from the appropriate officials of the states for each jurisdiction in which Seller’s Division is licensed or qualified to do business as a foreign corporation as specified in Schedule 2.l; and

 (c)           such other documents as Buyer may reasonably request with reasonable notice for the purpose of (i) evidencing the satisfaction of any condition referred to in this Article VI, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

 Section 6.6           Governmental Authorizations.  Buyer must have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

ARTICLE VII
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

 Section 7.1            Accuracy of Representations.  All of Buyer’s representations and warranties in this Agreement must be accurate in all material respects as of the Closing Date.

 Section 7.2           Buyer’s Performance.  All of the material covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

 Section 7.3           Consents.  Each of the Consents identified in Exhibit 6.3 must have been obtained and must be in full force and effect and from the Buyer’s Board of Directors.

 Section 7.4           Additional Documents.  Buyer must have caused the documents and instruments required by Section 1.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller:

 (a)           intentionally deleted;

 (b)           such documents as Seller may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in this Article VII.

 Section 7.5           No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE VIII

ADDITIONAL COVENANTS

 Section 8.1           Employees and Employee Benefits.

 (a)           Effective upon the Closing Date, Seller shall release such available employees (“Available Employees”) from the provisions of any restrictive covenants and/or agreements with Seller with respect to Buyer so as to enable Buyer to employ such individuals.  Buyer shall offer employment to some of the Available Employees following the Closing Date at the same approximate base salary and incentive bonus arrangements, and comparable group health insurance and other benefits, as each such Available Employee has with Seller.

 (b)           It is understood and agreed that (i) any offer of employment made by Buyer as referenced in Section 8.1(a) above will not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing Date employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment or an employment agreement; and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at anytime for any reason (subject to any employment agreement to the contrary made by Buyer).

 (c)           Seller will be responsible for the payment of all wages and commissions due to its Employees with respect to their services as employees of Seller through the close of business on the Closing Date including but not limited to: (i) 401K payments; (ii) commissions and bonuses; and (iii) any other payments due employees prior to and up to the day of the Closing Date. Buyer shall be responsible for all accrued PTO for those Employees hired by the Buyer; however, prior to Closing, Seller shall pay the Employee his or her accrued PTO and upon Closing, Buyer shall reimburse Seller for all PTO paid to those Employees hired by the Buyer, less $62,299.00.

 Section 8.2           Payment of Taxes Resulting From Sale of Assets by Seller.  Seller and Parent shall pay in a timely manner all taxes imposed on it resulting from or payable in connection with the sale of the Assets pursuant to this Agreement. Seller or Parent shall pay in a timely manner all sales and income taxes imposed on it resulting from or payable in connection with the sale of Assets pursuant to this Agreement.

 Section 8.3           Intentionally deleted.

 Section 8.4           Covenant Not to Compete.

 (a)           In consideration of the Purchase Price to be received under this Agreement, Seller and Parent agree that, for a period of two (2) years after the Closing Date, they shall not directly or indirectly, do any of the following:

 (iv)           engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, any person engaged in or planning to become engaged in, or any other business whose products or activities compete in whole or in part with, the business of Seller’s Business on the Closing Date,  anywhere within the continental United States that the Seller’s Business is doing business on the Closing Date; provided, however, notwithstanding the above provision, Seller may sell the Private Investigative/Detective Licenses which Seller currently holds as shown on Schedule 2.1 or use the Licenses in Parent’s other lines of business without violating this provision;

 (ii)           induce or attempt to induce any employee of Buyer to leave the employ of Buyer, in any way interfere with the relationship between Buyer and any employee of Buyer, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, independent contractor, or otherwise, any such employee; or

 (iii)           induce or attempt to induce any person that was a customer, client or business relation of Seller’s Business at any time during the one (1) year period preceding the Closing Date to cease doing business with Buyer, in any way interfere with the relationship between Buyer and any such customer, client or business relation, or solicit the business of any such customer, client or business relation.

 (b)           Seller and Parent acknowledge that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Assets and to prevent any unfair advantage being conferred on Seller or Parent.  If any of the covenants set forth in this Section 8.4 are held to be unreasonable, arbitrary, or against public policy, the restrictive time period herein will be deemed to be the longest period permissible by law under the circumstances and the restrictive geographical area herein will be deemed to comprise the largest territory permissible by law under the circumstances.

 Section 8.5           Customer and Other Business Relationships.  After the Closing, Seller and Parent shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing

 Section 8.6           Intentionally deleted.

 Section 8.7           Termination of Seller Obligations Pursuant to 8.4 and 8.5 for Non-Payment.  In the event Buyer defaults in the payment of any amounts due by reason of Earnout or reimbursement of PTO and fails to cure said default within any applicable cure period, or thirty (30) days with respect to the reimbursement of PTO,  Seller obligations pursuant to Section 8.4 and 8.5 above shall terminate  immediately

ARTICLE IX
TERMINATION

 Section 9.1           Termination Events.  This Agreement may be terminated by written notice given prior to or at the Closing, subject to Section 9.2 as follows:

 (a)           by Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been cured after five (5) days notice  or waived by the non-breaching party;

 (b)           by Buyer if any condition in Article VI has not been satisfied as of the date specified for Closing or Closing Date; or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement and Buyer has not waived such condition on or before such date).

 (c)           by Seller, if any condition in Article VII has not been satisfied as of the date specified for Closing or Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before such date;

 (d)           by mutual consent of Buyer and Seller; or

 (e)           by Buyer or Seller if the Closing has not occurred on or before May 11, 2008 or such later date as the parties may agree upon or as provided herein, unless the party giving notice of termination is in material breach of this Agreement.

 Section 9.2           Effect of Termination.  Each party’s right of termination under Section 9.1 is its sole right under this Agreement or otherwise, other than the parties’ obligations under Article X.  If the Agreement is terminated pursuant to Section 9.1, subject to Article X, all obligations of the parties under this Agreement will terminate.

ARTICLE X
INDEMNIFICATION

 Section 10.1           Survival.  All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, and the certificates delivered pursuant to Section 1.7, will survive the Closing and the consummation of the transactions contemplated hereby.  The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  Buyer is not aware of any facts or circumstances that would serve as the basis for a claim by Buyer against Seller or Parent based upon a breach of any of the representations and warranties of the Seller or Parent contained in this Agreement or breach of any of Seller’s or Parent’s covenants or agreements to be performed at or prior to Closing.  Buyer will be deemed to have waived in full any breach of any of Seller’s or Parent’s representations and warranties and any such covenants and agreements of which Buyer has awareness at the Closing.

 Section 10.2            Indemnification and Reimbursement By Seller or Parent.  Seller or Parent shall indemnify and hold harmless Buyer, and its directors, stockholders, members, partners, employees, representatives, and agents (collectively, the “Buyer Indemnified Persons”), and shall reimburse the Buyer Indemnified Persons, for any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) whether or not involving a third-party claim (collectively, “Damages”) but excluding any punitive, special or consequential or indirect damages, arising, directly or indirectly, from or in connection with:

 (a)           any breach of any representation or warranty made by Seller or Parent in this Agreement, or the certificates delivered pursuant to Section 1.7;

 (b)           any breach of any covenant or obligation of Seller or Parent in this Agreement; and

 (c)           any Retained Liabilities.

 Section 10.3             Indemnification and Reimbursement by Buyer.  Buyer shall indemnify and hold harmless Seller and its directors, stockholders, partners, employees, representatives, and agents (collectively, the “Seller Indemnified Persons”), and shall reimburse the Seller Indemnified Persons for any Damages, but excluding any punitive, special or consequential or indirect damages, arising, directly or indirectly, from or in connection with:

 (a)           any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement;

 (b)           any breach of any covenant or obligation of Buyer in this Agreement or in any other document, writing, or instrument delivered by Buyer pursuant to this Agreement, including without limitation reimbursement of PTO; and

 (c)           the Assumed Liabilities.

 Section 10.4           Time and Amount Limitations.

 (a)           Seller or Parent will have no indemnification liability for the breach of any representation or warranty set forth in Article II, unless on or before the second anniversary of the Closing Date, Buyer notifies Seller or Parent of a breach specifying the factual basis of that breach in reasonable detail to the extent then known by Buyer and providing a reasonable opportunity to cure; provided, however, that any claim with respect to taxes may be made at any time, subject to the applicable period of statute of limitations.

 (b)           Buyer will have no indemnification liability for the breach of any representation or warranty set forth in Article III, unless on or before the second anniversary of the Closing Date, Seller notifies Buyer of a breach specifying the factual basis of that breach in reasonable detail to the extent then known by Seller or Parent.

 (c)           Seller or Parent shall have no liability under this Agreement with respect to claims under Section 10.2 until the total amount of Damages with respect to such matters exceeds $25,000, and then only for the amount by which such Damages in the aggregate exceeds $25,000. The maximum liability for any party under this Agreement shall not exceed 40% of the Purchase Price except for claims made with respect to tax, fraud, or any employee issue as disclosed on Schedule 2.12 for which there shall be no limitation of liability.

 (d)           The Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all monetary claims relating to the subject matter of this Agreement shall be pursuant to Sections 10.2 and 10.3.

 Section 10.5           Procedure for Indemnification - Third Party Claims.  If, after the Closing Date, either a Buyer Indemnified Person or Seller Indemnified Person (includes Parent), as the case may be (the “Indemnitee”), receives notice of any third-party claim or alleged third-party claim asserting the existence of any matter of a nature as to which the Indemnitee is entitled to be indemnified under this Agreement, the Indemnitee shall promptly notify Seller, or Buyer, as the case may be (the “Indemnitor”), in writing with respect thereto, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to an Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such action has been prejudiced by the Indemnitee’s failure to give such notice.  The Indemnitor will have the right to defend against any such claim provided (a) that the Indemnitor, within ten (10) days after the giving of such notice by Indemnitee, notifies Indemnitee in writing that (i) Indemnitor disputes such claim and gives reasons therefor, and (ii) Indemnitor will, at its own cost and expense, defend the same, and (b) such defense is instituted and continuously maintained in good faith by Indemnitor.  Indemnitee may, if it so elects, designate and pay for its own counsel to participate with the counsel selected by Indemnitor in the conduct of such defense. Indemnitor will not permit any lien or execution to attach to the assets of Indemnitee as a result of such claim, and the Indemnitor shall provide such bonds or deposits as are necessary to prevent the same.  In any event, Indemnitor will keep Indemnitee fully advised as to the status of such defense.  If Indemnitor is given notice of a claim as aforesaid and fails to notify Indemnitee of its election to defend such claim within the time prescribed herein, or after having elected to defend such claim fails to institute and maintain such defense as prescribed herein, or if such defense is unsuccessful then, in any such event, the Indemnitor shall fully satisfy and discharge the claim within ten (10) days after notice from the Indemnitee requesting Indemnitor to do so.  If the Indemnitor assumes the defense of any action or proceeding (y) no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee’s consent unless (A) there is no finding or admission of any violation of any legal requirement or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (z) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent.

 Section 10.6           Procedure For Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

ARTICLE XI

GENERAL PROVISIONS

 Section 11.1           Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives.

 Section 11.2           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, (d) sent by email; or (e) received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):

Buyer:	GlobalOptions Group, Inc. 75 Rockefeller Plaza, 27th Floor New York, NY 10019 Attn: Jeff Nyweide Fax: 212-445-0054 Email: jnyweide@globaloptions.com

with a copy to:	Morton S. Taubman, Esq. 1201 15th Street, N.W., Second Floor Washington, D.C. 20005 Fax: 202-659-2679 Email: mtaubman@isiwdc.com

Seller or Parent:	First Advantage Corporation 100 Carillon Parkway St. Petersburg, FL 33716 Attn: Julie A. Waters (727) 214-3411 Email: Julie.Waters@fadv.com

 Section 11.3           Jurisdiction.  The parties agree that the state and federal courts located in Tampa, Florida, will be the sole venue and will have sole jurisdiction for the resolution of all disputes arising hereunder.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

 Section 11.4           Waiver.  No failure to exercise, and no delay in exercising, on the part of either party, any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude further exercise of any other right hereunder.

 Section 11.5           Entire Agreement and Modification.  This Agreement, together between Seller, Parent and Buyer and the Schedules, Exhibits, and other documents delivered pursuant to this Agreement, constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter and supersedes all prior agreements (except for the nondisclosure agreement previously signed by the parties), whether written or oral, between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement signed on behalf of each of the parties hereto. Provided, however, either party shall have a right to waive any conditions contained in Article VI to accomplish the Closing without the consent of the other party.

 Section 11.6           Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement (i) to any affiliate of Buyer, and (ii) in connection with the sale of all or substantially all of the assets of Buyer, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.6.

 Section 11.7           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  The parties agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

 Section 11.8           Section Headings, Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein.  All words used in this Agreement will be construed to be of such gender or number, as the context requires.  The language used in the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against any party hereto.  The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.

 Section 11.9           Governing Law. This Agreement will be governed by and construed under the laws of the State of Florida without regard to conflicts of laws principles that would require the application of any other law.

 Section 11.10           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

 Section 11.11           Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

 Section 11.12           Legal Fees.  In the event that legal proceedings are commenced by Buyer against Seller and/or Parent, or by Seller against Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties that do not prevail in such proceedings shall pay the reasonable attorneys’ fees and expenses incurred by the prevailing party in such proceedings in the event of a ruling by a court of competent jurisdiction in favor of the prevailing party.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller

Name:	Harvey W. Schiller

Its:	Chairman and CEO

SELLER:

OMEGA INSURANCE SERVICES, INC.

By:	/s/ Richie Taffet

Name:	Richie Taffet

Its:	President

PARENT

FIRST ADVANTAGE CORPORATION

By:	/s/ Julie Waters

Name:	Julie Waters

Its:	Vice-President and General Counsel

Asset Purchase Agreement
Signature Page